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                                                                      EXHIBIT 11
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                                                     DEAN WITTER, DISCOVER & CO.
                                              COMPUTATION OF EARNINGS PER COMMON SHARE


                                                            Three Months Ended June 30,      Six Months Ended June 30,
                                                            ---------------------------      -------------------------

                                                                1996         1995                 1996        1995
                                                             -----------  ----------          ----------   ----------

Net Income                                                    $  238.8     $ 237.5            $   484.6     $  459.6
                                                              ========     =======            =========     ========

Average common shares outstanding, excluding the dilutive
     effects of stock options and unissued stock awards          165.9       170.4                166.8        169.9
                                                              ========     =======            =========     ========

Earnings per common share:
Primary dilution basis(1)

     Earnings per common share                                $   1.39     $  1.35           $     2.80     $   2.63
                                                              ========     =======            =========     ========

     Average common shares outstanding                           172.1       175.4                173.1        174.4
                                                              ========     =======            =========     ========

Full dilution basis(2)

     Earnings per common share                                $   1.39     $  1.35            $    2.79     $   2.63
                                                              ========     =======            =========     ========


     Average common shares outstanding                           172.1       175.5                173.5        175.0
                                                              ========     =======            =========     ========
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(1)  Earnings per common share on a primary dilution basis for the three and six months  ended  June 30,  1996 and 1995 was  calculated  using the  weighted average  price per share of the  Company's  common stock during the period, and  included  the dilutive  effects of stock  options and  unissued  stock awards under deferred compensation plans.

(2) Earnings per common share on a full dilution basis for the three and six months ended June 30, 1996 and 1995 was calculated using the greater of the period-end price per share of the Company's common stock or the weighted average price per share of the Company's common stock during the period and included the dilutive effects of stock options and unissued stock awards under deferred compensation plans.